CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF
GOLFGEAR INTERNATIONAL, INC.

Harry Hurst, Jr. certifies that:

1.	The original article were filed with the Office of the
Secretary of State on October 9,1997.

2.	As of the date of this certificate, 2,000,000 shares of
stock of the corporation have been issued.

3.	Pursuant to a shareholders' meeting at which in excess of 51
% voted in favor of the following amendment, the corporation hereby adopts the following amendments to the Articles of Incorporation of this corporation:

First:       Name

The name of the corporation is GolfGear International, Inc. (the
"Corporation").

4.	On December 1, 1997, the corporation executed a reverse
2 for 1 stock split changing the issued and outstanding shares from 2,000,000 to 1,000,000 shares.

/s/  Harry Hurst, Jr.
					Harry Hurst, Jr., President/Director

/s/  Bobby Combs
     Bobby Combs, Vice President/Director

State of Nevada
               			SS
County of Clark

On December 1, 1997, personally appeared before me, a Notary
Public, Harry Hurst, Jr. and Bobby Combs, who acknowledged that they executed the above instrument.

By: /s/
Notary Public in and for said County and State